Incorporated Under the Laws of The State of Colorado

Number ___________	Shares ________

FIELDPOINT PETROLEUM CORPORATION
The Corporation is authorized to issue 75,000,000 Common Shares -- Par Value $.01 each

       This Certifies That                         **(NAME)**                       is the owner of       (letter amount)

fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

       In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated________________________

________________________________________________	________________________________________________
Secretary	President